Exhibit 99.1

OneMain Financial Announces Board Transitions, Elects Philip L. Bronner to Board of Directors

11/3/21 — NEW YORK — (BUSINESS WIRE) — OneMain Financial, the country’s largest nonprime installment lender with a mission of improving the financial well-being of hardworking Americans, today announced that Philip L. Bronner was elected to its Board of Directors, effective Nov. 8. Bronner is the co-founder of Ardent Venture Partners, a venture fund focused on technology, fintech and the future of work.

“We are thrilled to welcome Phil to our board during a transformational time for our company,” said Doug Shulman, Chairman and CEO of OneMain. “He is a proven leader and will bring deep expertise in technology and innovation that is critical to achieving our company’s vision of being the lender of choice for nonprime customers. His work to promote education, inclusion and opportunity is also significant and aligns with our mission of helping hardworking Americans progress to a better financial future.”

Bronner co-founded Ardent Venture Partners in 2020. Before Ardent, Bronner was Founder/Managing Member of Summer League Ventures and was a Partner with Novak Biddle Venture Partners for 17 years. Bronner also was the founder of Quad Learning, a venture-backed startup acquired by Wellspring Higher Education, and served as a management consultant at McKinsey & Co. He also worked as a software engineer at IBM.

Bronner holds a BS in Computer Science from Carnegie Mellon University, a JD from the University of Pennsylvania Carey Law School, and an MBA from the Wharton School at the University of Pennsylvania. He is currently on the boards of The Reserve Trust Company, Verituity and ExecOnline.

In addition, the company announced that Matthew R. Michelini and Lisa Green Hall have resigned from its Board of Directors, effective Nov. 8. Michelini, who is a Senior Partner at Apollo Global Management, Inc., had served as a director since June 2018. Hall, who is Impact Chair at Apollo Global Management, Inc., had served as a director since July 2020.

“I want to thank Matt and Lisa for their dedication to our company and outstanding board service. We deeply appreciate the knowledge and contributions they have brought over the years,” said Shulman.

About OneMain Financial

OneMain Financial (NYSE: OMF) is the country’s largest nonprime installment lender, with a mission of improving the financial well-being of hardworking Americans. With approximately 1,400 locations throughout 44 states, the company is committed to helping people with their personal loan needs. OneMain and its team members are dedicated to the communities where they live and work. For additional information, please visit OneMainFinancial.com.